Exhibit 99.1

Exponent Announces Preliminary Results for Fourth Quarter and

Fiscal Year 2004

MENLO PARK, Calif., January 13, 2005 - Exponent, Inc. (Nasdaq: EXPO) today announced preliminary financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the fourth quarter of 2004, Exponent expects to report total revenues in the range of $34.5 to $35.0 million and net income per diluted share in the range of $0.20 to $0.22. Net revenues for the fourth quarter grew approximately four percent over the same period in 2003, which is below the Company’s guidance of high single-digit to low double-digit growth.

For fiscal year 2004, Exponent expects to report total revenues in the range of $151.0 to $151.5 million and net income per diluted share in the range of $1.39 to $1.41. Net revenues for 2004 grew approximately 10 percent as compared to 2003.

Two factors primarily contributed to the lower than expected fourth quarter results:

•	Longer than planned gaps between government contracts were encountered in the technology development practice. The award of a follow-on contract with the U.S. Navy was anticipated in December, but is now expected in the first quarter of 2005.

•	Selected practices, including environmental sciences and civil engineering, had lower than expected activity. Several initiatives have been implemented to generate new business in these practices in the coming quarters.

For 2005, Exponent expects to see continued lower growth in the first half of the year due to the likely carryover of slower activity in selected practices and the quarter-to-quarter comparisons against strong first and second quarters in 2004. The company anticipates returning to high single-digit to low double-digit growth in the second half of the year resulting in revenue growth for the full year in the range of 5 to 10 percent.

“In spite of our results for the fourth quarter, 2004 was a good year for Exponent. For the year we achieved 10 percent net revenue growth, a fifty basis point improvement in our operating margin, and we further strengthened the quality of our balance sheet,” commented Michael Gaulke, CEO and President. “We continue to be optimistic about our long-term prospects and our leadership position in the market for engineering and scientific consulting.”

Regularly Scheduled Earnings Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, January 13, 2005, starting at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The audio on the conference call is available by dialing 800-257-1927. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-405-2236 and entering the reservation #11022044.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) related to the Company’s anticipated future revenue growth, timing of government contracts and business generation initiatives that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the effects of competitive services and pricing, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.